EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rite Aid Corporation on Form S-4 of our report dated April 23, 2004 (April 4, 2005 as to the effects of the restatement discussed in Note 21), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement as discussed in Note 21, and an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" effective March 2, 2003, the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended, effective March 4, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective March 3, 2002, appearing in the Annual Report on Form 10-K/A of Rite Aid Corporation for the fiscal year ended February 28, 2004, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
April 7, 2005